Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Elan Corporation, plc:
We consent to the incorporation by reference in the registration statement (No. 333-100252) on Form F-3, and registration statements (Nos. 333-154573, 333-135185, 333-135184, 333-121021, 333-100556 and 333-07361) on Form S-8 of Elan Corporation, plc of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Elan Corporation, plc and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity/(deficit) and other comprehensive income/(loss) and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of Elan Corporation, plc.
Our report on the consolidated financial statements, dated February 26, 2009, contains an emphasis paragraph associated with the adoption of new accounting pronouncements, which states effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, and effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109.
/s/ KPMG
Dublin, Ireland
February 26, 2009